Exhibit 99.5

Capitalization

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2009, on an actual and as adjusted basis giving effect to this offering and the application of the proceeds therefrom. This table should be read in conjunction with the sections entitled “Use of Proceeds,” “Selected Historical Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this offering memorandum.

	As of September 30, 2009
	Actual	As Adjusted
Parent and non-guarantor subsidiaries:
Cash and cash equivalents	$65,586	$46,486

Short-term debt	14,152	14,152
Existing credit facility	167,216	167,216
Aquamarine term loan	100,373	100,373

Total parent and non-guarantor subsidiaries debt	281,741	281,741
Issuer:
Cash and cash equivalents	—	20,998

Notes offered hereby (1)	—	130,950

Total parent, non-guarantor subsidiaries and issuer debt	281,741	412,691
Total shareholders’ equity	666,308	666,308

Total capitalization	$948,049	$1,078,999

(Dollars in thousands)

(1)	This amount is net of $4.0 million estimated discount.

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